Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scilex Holding Company (the “Company”) pertaining to the Scilex Holding Company 2022 Equity Incentive Plan, as amended, and the Scilex Holding Company 2022 Employee Stock Purchase Plan of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ BPM LLP

Walnut Creek, California

March 31, 2025